EXHIBIT 99.3

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the proxy statement/prospectus (the “proxy statement/prospectus”) forming a part of the Registration Statement of Powerwave Technologies, Inc. on Form S-4 relating to the proposed merger involving Powerwave Technologies, Inc. and REMEC, Inc. of our opinion dated March 12, 2005 to the Board of Directors of REMEC, Inc. attached as Annex C to the proxy statement/prospectus and to the references to our opinion and our name under the following captions in the proxy statement/prospectus: “Questions and Answers About the Asset Transaction and Plan of Dissolution,” “Proposal 1: Asset Transaction—Background of the Asset Transaction,” “Proposal 1: Asset Transaction—REMEC’s Reasons for the Asset Transaction,” and “Proposal 1: Asset Transaction—Opinion of REMEC’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEEDHAM & COMPANY, LLC
(F/K/A NEEDHAM & COMPANY, INC.)

July 8, 2005